Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COCRYSTAL PHARMA, INC.,

COCRYSTAL HOLDINGS, INC.,

COCRYSTAL MERGER SUB, INC.,

RFS MERGER SUB, LLC.

AND

RFS PHARMA, LLC.

Dated as of November 25, 2014

Table of Contents

ARTICLE I DEFINITION OF TERMS

1.1           Certain Definitions

ARTICLE II THE MERGERS

2.1           The Cocrystal Merger
2.2           The RFSP Merger
2.3           Closing; Effective Time
2.4           Effects of the RFSP Merger
2.5           Certificate of Incorporation;Articles of Organization; Operating Agreement
2.6           Conversion of Cocrystal and Cocrystal Merger Sub
2.7           Conversion of RFS Merger Sub and RFSP Securities
2.8           Appraisal Rights
2.9           Adjustments
2.10           Procedure for Exchange of RFSP Shares

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RFSP

3.1           Power and Authority of RFSP
3.2           Organization and Qualification of RFSP
3.3           Capitalization
3.4           No Subsidiaries
3.5           No Conflicts; Consents
3.6           Financial Statements
3.7           Undisclosed Liabilities
3.8           Absence of Certain Changes, Events and Conditions
3.9           Material Contracts
3.10           Title to Assets; Real Property
3.11           Condition and Sufficiency of Assets
3.12           Intellectual Property
3.13           Suppliers
3.14           Insurance
3.15           Legal Proceedings; Govermental Orders
3.16           Compliance with Laws; Permits
3.17           Regulatory Compliance
3.18           Compliance with Environmental Laws
3.19           Employee Benefit Matters
3.20           Employment Matters
3.21           Taxes
3.22           Books and Records
3.23           Brokers 3.24           Foreign Corrupt Practices Act
3.25           Full Disclosure
3.26           Obligations to Related Parties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND COCRYSTAL

4.1           Power and Authority of Cocrystal
4.2           Organization and Qualification of Cocrystal and Parent
4.3           Capitalization
4.4           No Subsidiaries
4.5           No Conflicts; Consents
4.6           Books and Records
4.7           Financial Statements
4.8           Undisclosed Liabilities
4.9           Absence of Certain Changes, Events and Conditions
4.10           Material Contracts
4.11           Title to Assets; Real Property

4.12           Condition and Sufficiency of Assets
4.13           Intellectual Property
4.14           Suppliers
4.15           Insurance
4.16           Legal Proceedings; Governmental Orders
4.17           Compliance With Laws; Permits
4.18           Regulatory Compliance
4.19           Compliance with Environmental Laws
4.20           Employee Benefit Matters
4.21           Employment Matters
4.22           Taxes
4.23           Brokers
4.24           Foreign Corrupt Practices Act
4.25           SEC Filings
4.26           Full Disclosure
4.27           Parent, Cocrystal Merger Sub and RFS Merger Sub
4.28           Organization and Qualification of Parent, Cocrystal  Merger Sub and RFS Merger Sub
4.29           No Conflicts; Consents
4.30           Power and Authority of Parent, Cocrystal Merger Sub and RFS Merger Sub
4.31          Obligations to Related Parties

ARTICLE V COVENANTS

5.1           Indemnification
5.2           Third Party Claims, Procedure
5.3           Limitations on Indemnification
5.4           Reserved
5.5           Option Grants
5.6           Tax Treatment
5.7           Employee Benefit Matters
5.8           Representation on Cocrystal Board and Parent Board
5.9           Stockholders Rights Agreement
5.10         Charter Amendment/Shareholder Approval
5.11         Confidentiality

ARTICLE VI CLOSING DELIVERIES

6.1           Procedures

ARTICLE VII MISCELLANEOUS

7.1           Amendment and Modification
7.2           Waiver of Compliance; Consents
7.3           Survival; Investigations
7.4           Notices and Addresses
7.5           Assignment; Third Party Beneficiaries
7.6           Governing Law
7.7           Counterparts
7.8           Severability
7.9           Interpretation
7.10         Entire Agreement
7.11         Rules of Construction
7.12         Dispute Resolution

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 25, 2014 by and among Cocrystal Pharma, Inc., a Delaware corporation (“Cocrystal”), Cocrystal Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Cocrystal (the “Parent”), Cocrystal Merger Sub., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Cocrystal Merger Sub”), RFS Merger Sub, LLC, a Delaware corporation and wholly-owned subsidiary of Parent (the “RFS Merger Sub” and, together with Cocrystal Merger Sub, the “Merger Subs”), and RFS Pharma, LLC, a Georgia limited liability company (“RFSP”), with respect to the following facts:

A.           The Board of each of Cocrystal, Parent and Merger Subs have approved and declared advisable this Agreement and the transactions contemplated herein upon the terms and subject to the conditions set forth herein, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its stockholders.

B.           Parent, as the sole stockholder of Cocrystal Merger Sub and RFS Merger Sub, has approved and declared advisable the Mergers, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Cocrystal and Merger Sub.

C.           The RFSP Manager (as defined in the RFSP Operating Agreement, as amended) has approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Members of RFSP.

D.           In connection with the Mergers, among other things, the outstanding membership interests of RFSP (the “RFSP Shares”) will be converted into the right to receive shares of Parent Series A Convertible Preferred Stock, $0.001 par value, at the rate set forth herein.

E.           Parent intends to acquire all of the issued and outstanding RFSP Shares in accordance with Section 351 or Section 368 of the Code.

           In consideration of the promises contained in this Agreement, the parties agree as follows:

ARTICLE I
DEFINITION OF TERMS

1.1           Certain Definitions.  For purposes of this Section 1.1, capitalized words and terms have the following meanings:

“Action” means any private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature pending in any court, arbitration proceeding or pending before any Governmental Entity.

“Adverse Consequences” shall mean the actual financial loss suffered by an Indemnified Party (which shall be Cocrystal in the event of breach by RFSP and the RFSP Members in the event of a breach by Cocrystal) (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the Claim net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party occasioned by such loss or damage, provided, however, that Adverse Consequences shall not include consequential damages, multiple of earnings, decline in value or any other speculative damages .

 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” means this Agreement and Plan of Merger.

“Articles of Merger” shall have the meaning contained in Section 2.1.

“Benefit Plan” shall have the meaning contained in Section 3.19(a).

“Board” shall mean the board of directors of the specified company.

“Board of Directors” means the board of directors of the specified company.

“Claim” means a claim for indemnification asserted by a Party (which shall be Parent in the event of breach by RFSP and the RFSP Members in the event of a breach by Cocrystal or Parent) against another Party or a third party Claim.

“Closing” means the closing of the Merger and the other transactions contemplated hereby.

“Closing Date” shall have the meaning contained in Section 2.2.

“Cocrystal” shall mean Cocrystal Pharma, Inc.

“Cocrystal Audited Financial Statements” shall have the meaning contained in Section 4.7(a).

“Cocrystal Balance Sheet” shall have the meaning contained in Section 4.7(a).

“Cocrystal Balance Sheet Date” shall have the meaning contained in Section 4.7(a).

“Cocrystal Financial Statements” shall have the meaning contained in Section 4.7(a).

“Cocrystal Interim Financial Statements” shall have the meaning contained in Section 4.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean shares of Cocrystal or Parent common stock, par value of $0.001 per share.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, but in each case solely to the extent legally binding.

“Delaware Secretary” means the Delaware Secretary of State.

 “DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Disclosure Schedules delivered with this Agreement.

“Dissenting Shares” means the RFSP Shares owned by RFSP Members who are electing their appraisal rights under the Georgia Limited Liability Company Act.

“Effective Time” shall have the meaning contained in Section 2.3.

 “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

 “Existing D&O Policy” shall have the meaning contained in Section 5.1(d).

”FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles.

“Georgia Act” means the Georgia Limited Liability Company Act.

“Georgia Secretary” means the Georgia Secretary of State.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“HHS” shall have the meaning contained in Section 3.17(a).

“Indemnified Party” shall have the meaning contained in Section 5.2.

“Initial Effective Time” shall have the meaning contained in Section 2.1(b).

“Insurance Policies” shall have the meaning contained in Section 3.14.

“Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Intellectual Property Registrations” shall have the meaning contained in Section 3.12(b).

“Interim Cocrystal Balance Sheet” shall have the meaning contained in Section 4.7(a).

“Interim RFSP Balance Sheet” shall have the meaning contained in Section 3.6(a).

“Interim RFSP Financial Statements” shall have the meaning contained in Section 3.6(a).

 “Liabilities” shall have the meaning contained in Section 3.7.

“Licensed Intellectual Property” shall have the meaning contained in Section 3.12(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Government Entity.

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on (a) the financial condition, results of operations assets or Liabilities of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States) affecting other companies in the industries in which such Party and its Subsidiaries operate affecting the United States, (C) changes in the United States pharmaceutical and/or biotechnology industries, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) the public disclosure of this Agreement or the contemplated transactions or the consummation of the contemplated transactions, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism  except, with respect to clauses (A), (B), (C), (D) and (F), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (b) the ability of such Party to timely consummate the Agreement.

“Material Contract” shall have the meaning contained in Section 3.9(a).

“Material Supplier” shall have the meaning contained in Section 3.13.

“Member” shall mean the owners of the RFSP membership interests.

“Merger” shall mean the merger of Cocrystal Merger Sub into Cocrystal and the merger of RFS Merger Sub into RFSP, as reflected in Sections 2.1 and 2.2.

“Multiemployer Plan” shall have the meaning contained in Section 3.19(c).

“Options” shall mean the right to buy a number of shares of Cocrystal or RFSP Shares.

“Parent” shall mean Cocrystal Holdings, Inc.

“Parent Common Stock” shall mean shares of Parent common stock, par value of $0.001 per share.

“Party” or “Parties” means Cocrystal, Merger Sub or RFSP.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Permitted Encumbrances” shall have the meaning contained in Section 3.10(a).

“Plan” shall mean the Cocrystal Discovery, Inc. 2007 Equity Incentive Plan.

“Qualified Benefit Plan” shall have the meaning contained in Section 3.19(c).

“Representative” shall mean any respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives.

“Regulatory Permits” shall have the meaning contained in Section 3.17(a).

“Regulatory Approvals” shall have the meaning contained in Section 3.17(c).

“RFSP” shall mean RFS Pharma, LLC and any subsidiaries.

“RFSP Balance Sheet” shall have the meaning contained in Section 3.6(a).

“RFSP Balance Sheet Date” shall have the meaning contained in Section 3.6(a).

“RFSP Financial Statements” shall have the meaning contained in Section 3.6(a).

“RFSP Intellectual Property” shall have the meaning contained in Section 3.12(a).

 “RFSP Merger Consideration” means (i) the Parent Series A issuable to RFSP Members as provided on Schedule 2.6(b); (ii) less any sums otherwise payable to holders of Dissenting Shares; and (iii) the issuance of Options as provided on Schedule 2.6(c).

“RFSP Option” shall have the meaning contained in Section 2.6(c).

“RFSP Shares” shall mean the membership interests or other equity interests of RFSP.

 “SEC’ shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning contained in Section 4.25.

“Securities Act” shall mean the Securities Act of 1933.

“Series A” shall mean the Parent Series A Convertible Preferred Stock to be issued to Members of RFSP as part of the Merger Consideration, the rights, preferences and privileges are as set forth in the Certificate of Designation set forth on Exhibit B attached hereto.

“Series B” shall mean the Cocrystal Series B Convertible Preferred Stock.

 “Severance Agreements” shall have the meaning contained in Section 5.7.

“Studies” shall have the meaning contained in Section 3.17(h).

“Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Surviving Company” shall mean RFSP.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed on or before the Closing Date.

 “Unaudited Financial Statements” shall have the meaning contained in Section 3.6(a).

 “Union” shall have the meaning contained in Section 3.20(b).

ARTICLE II
THE MERGERS

2.1                                           The Cocrystal Merger.

(a)           At the Initial Effective Time, Cocrystal Merger Sub shall be merged with and into Cocrystal (the “Cocrystal Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Cocrystal Merger Sub shall cease and Cocrystal shall be the surviving corporation (the “Cocrystal Surviving Corporation”).

(b)           As soon as practicable after the Closing (and, in any event, on the Closing Date), Cocrystal shall file a Certificate of Merger, certified by the Secretary of Cocrystal in accordance with Section 251(g) of the DGCL (the “Cocrystal Merger Filing”), with the Delaware Secretary and make all other filings or recordings required by the DGCL in connection with the Cocrystal Merger. The Cocrystal Merger shall become effective at the Initial Effective Time. As used herein, the term “Initial Effective Time” means the time at which the Certificate of Merger to effect the Cocrystal Merger is filed (or at any other time indicated therein and mutually agreed to by Cocrystal and RFSP).

(c)           From and after the Initial Effective Time, the Cocrystal Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Cocrystal and Cocrystal Merger Sub, all as provided under the DGCL.

2.2           The RFSP Merger.  At the Effective Time (as defined in Section 2.3) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger and Certificate of Merger in substantially the form attached hereto as Exhibit A and Exhibit A-1 (the “Articles of Merger” and together with the Cocrystal Merger Filing, the “Merger Filings”) and the applicable provisions of the Georgia Limited Liability Company Act (the “Georgia Act”) and the DGCL (i) RFS Merger Sub shall be merged with and into RFSP (the “RFSP Merger”), (ii) the separate corporate existence of RFS Merger Sub shall cease, and (iii) RFSP shall be the Surviving Company and a wholly-owned Subsidiary of Parent.  RFSP, as the Surviving Company of the Merger, is hereinafter sometimes referred to as the “RFSP Surviving Company” and together with the Cocrystal Surviving Corporation, the “Surviving Corporations.” As part of the Merger, RFSP Members shall receive the Merger Consideration. Attached as Exhibit B is the Certificate of Designation for the Series A which shall be filed by Parent with the Secretary of State of Delaware prior to the Effective Time.

2.3           Closing; Effective Time. The consummation of the transactions contemplated hereby (the “Closing”) will take place concurrently with the execution and delivery of this Agreement (the “Closing Date”).  The Closing shall take place at such location as the Parties hereto shall mutually agree.  At the Closing, the Parties hereto shall cause: (a) the Cocrystal Merger to be consummated by filing the Cocrystal Certificate of Merger with the Delaware Secretary; and shortly thereafter (b) the RFSP Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Georgia (the “Georgia Secretary”) and a Certificate of Merger with  the Delaware Secretary in accordance with the relevant provisions of the Georgia Act and the DGCL (the time of such filings, or such later time as may be agreed in writing by the Parties and specified in the Articles of Merger and Certificate of Merger, being the “Effective Time”).  If the Georgia Secretary or the Delaware Secretary requires any changes in the Articles of Merger or Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, RFS Merger Sub, Parent and/or RFSP shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. At the Closing, Parent shall enter an agreement with Dr. Ray Schinazi to permit him to purchase the domain name, www.rfspharma.com, and all related rights for $1.00 beginning four months after the Closing.

2.4                 Effects of the RFSP Merger.  The effects of the RFSP Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the Georgia Act and the DGCL.  Without limiting the foregoing, at the Effective Time, by virtue of the RFSP Merger and in accordance with the Georgia Act and the DGCL, all the property, rights, privileges, powers and franchises of RFS Merger Sub shall vest in the RFSP Surviving Company, and all debts, Liabilities and duties of RFS Merger Sub shall become the debts, Liabilities and duties of the RFSP Surviving Company.

2.5                  Certificate of Incorporation; Articles of Organization; Operating Agreement.

(a)           At the Initial Effective Time, the Certificate of Incorporation of Parent shall be the Certificate of Incorporation of the Cocrystal Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided that the Certificate of Incorporation of Cocrystal Surviving Corporation shall be amended at the Effective Time as required or permitted by Section 242 of the DGCL solely to change Parent’s name to Cocrystal Pharma, Inc. following Cocrystal Pharma, Inc’s name change to Cocrystal Merger Sub, Inc.

(b)           At the Initial Effective Time, the Bylaws of Parent shall be the Bylaws of the Cocrystal Surviving Corporation.

(c)           The Certificate of Incorporation and Bylaws of Parent in effect immediately after the Initial Effective Time will contain provisions identical to the Certificate of Incorporation and Bylaws of Cocrystal in effect immediately before the Initial Effective Time, in each case other than as required or permitted by Section 251(g) of the DGCL, and the name of Parent immediately after the  Effective Time shall be Cocrystal Pharma, Inc. as provided in Section 2.5(a). The Board of the Parent shall be as reflected on Schedule 5.8.

(d)           At the Effective Time, the Articles of Organization of RFSP, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the RFSP Surviving Company until thereafter amended as provided by the Georgia Act and such Articles of Organization.

(e)           At the Effective Time, the Operating Agreement of RFSP, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the RFPS Surviving Company until thereafter amended as provided by the Georgia Act and such Operating Agreement.

(f)           The managers of RFSP immediately prior to the Effective Time shall serve as the managers of the RFSP Surviving Company, until their respective successors are duly elected or appointed and qualified.

2.6           Conversion of Cocrystal and Cocrystal Merger Sub. At the Initial Effective Time, by virtue of the Cocrystal Merger and without any action on the part of Cocrystal, Parent, Cocrystal Merger Sub or any holder of any security of Cocrystal

(a)           All shares of Cocrystal Common Stock that are held by Cocrystal as treasury stock or that are owned by Cocrystal, Cocrystal Merger Sub or any other Subsidiary of Cocrystal immediately prior to the Initial Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)           Subject to Section 2.6(a), each outstanding share of Cocrystal Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Common Stock, each share of Series B issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Series B, and each Cocrystal option and warrant issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive from Parent one option or warrant having identical terms  including exercise price, term and vesting (the “Cocrystal Merger Consideration”). All shares of Parent Common Stock and Series A issued pursuant to this Section 2.6(b) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)           Each share of Cocrystal Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Cocrystal Surviving Corporation.

2.7              Conversion of RFS Merger Sub and RFSP Securities.  At and as of the Effective Time by virtue of the RFS Merger and without any action on the part of RFSP, Parent, RFS Merger Sub or any holder of any RFSP Shares:

(a)           Each issued and outstanding membership interest in RFS Merger Sub shall be converted into one outstanding membership interest of the RFSP Surviving Company.

(b)           The issued and outstanding RFSP Shares (other than any Dissenting Shares, the holders of which effectively exercise their rights to appraisal and payment pursuant to Section 2.8, below) shall be converted into a total of 1,000,000 shares of Parent Series A, less the number of shares of Parent Series A that would otherwise be issuable to holders of Dissenting Shares who effectively exercise their rights to appraisal and payment pursuant to Section 2.8, below.  Each issued and outstanding RFSP Share (other than any Dissenting Shares) shall be converted into that number of shares of Parent Series A set forth on Schedule 2.7(b) (which includes a list of each Member of RFSP and the number of shares of Parent Series A each Member shall receive as part of the Merger Consideration).

(c)           Each option to purchase RFSP Shares that is outstanding immediately prior to the Effective Time (each, a “RFSP Option”) shall be converted into an option to purchase a number of Parent shares of Common Stock as provided in Schedule 2.7(c), under the Plan, on the same terms and conditions as were applicable to such RFSP Option immediately prior to the Effective Time including the vesting schedule.

2.8           Appraisal Rights.

    (a)     Each Dissenting Share shall be converted into the right to receive payment with respect thereto in accordance with the provisions of the Georgia Act.  Provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the Georgia Act, such holder’s shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares.  Dissenting Shares shall be canceled and any holder thereof shall cease to have any rights with respect thereto, including as a Member of RFSP.

    (b)            Attached as Schedule 2.8(b) is a list of the names of RFSP Members who have not consented to the RFSP Merger.  Parent shall hold back and not deliver shares of Series A until the earlier of (i) expiration of the time for such Members to elect their appraisal rights under the Georgia Act or (ii) the conclusion of any appraisal proceeding.  In the event a Member elected his appraisal rights and has not withdrawn his request for appraisal under the Georgia Act as of the last date permitted under the Georgia Act, the Series A shall be cancelled.

2.9           Adjustments.  In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into Cocrystal Common Stock) or subdivision with respect to Cocrystal Common Stock or Parent Common Stock, any change or conversion of Cocrystal Common Stock or Parent Common Stock into other securities, any other dividend or distribution with respect to the Cocrystal Common Stock or the Parent Common Stock (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments shall be made to the number of shares of Parent Series A issued as part of the RFSP Merger Consideration and the RFSP Options to be assumed by Parent following the Effective Time.

2.10           Procedure for Exchange of RFSP Shares.

(a)           Immediately  after the Effective Time (but no later than the Closing Date), (i) Parent and Cocrystal shall furnish to Equity Transfer Co. (the “Exchange Agent”) a list of the Members, their addresses, tax payor identification numbers and the number shares of Parent Series A stock each Member shall receive, and (ii) Parent and Cocrystal shall cause the Exchange Agent to mail or email no later than two Business Days following the Closing Date a letter of transmittal (with instructions for its use) to each Member of RFSP for the holder thereof to use in surrendering the certificates which represented his RFSP Shares  (if certificated) or in exchange for a certificate representing the number of Parent Series A to which he is entitled.  In lieu of using the Exchange Agent, the Parent may take such acts directly or through its counsel. All references to the Exchange Agent in this Section 2.10 shall include Parent.

(b)           Parent shall not pay any dividend or make any distribution on Parent Series A (with a record date at or after the Effective Time) to any record holder of outstanding RFSP Shares until the holder surrenders for exchange his certificates (if the RFSP Shares are certificated) which represented such RFSP Shares or otherwise completes the letter of transmittal. Parent instead shall pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Parent may cause the Exchange Agent to invest any cash the Exchange Agent receives from Parent as a dividend or distribution in a money market account or fund selected by the Exchange Agent. Parent may cause the Exchange Agent to pay over to Parent any net earnings with respect to the investments, and Parent shall replace promptly any cash which the Exchange Agent loses through investments. In no event, however, shall any holder of outstanding RFSP Shares be entitled to any interest or earnings on the dividend or distribution pending exchange of his certificates or satisfactory indemnity in the case of a lost certificate, if the RFSP Shares are certificated.  Upon surrender to the Exchange Agent for cancellation of a certificate (if applicable) together with such letter of transmittal, duly executed, the RFSP Member shall be entitled to receive in exchange therefor a certificate representing that number of  shares of Parent Series A into which the RFSP Shares shall have been converted at the Effective Time pursuant to this Section 2.10, and any certificate so surrendered shall forthwith be cancelled.

(c)           Parent may cause the Exchange Agent to return any Parent shares of Series A and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding RFSP Shares shall be entitled to look to Parent (subject to abandoned property, escheat, and other similar Laws) as a general creditor thereof with respect to Parent Series A and dividends and distributions thereon to which he is entitled upon surrender of his certificates.

(d)           Parent shall pay all charges and expenses of the Exchange Agent.

(e)           From and after the Effective Time, the transfer books of RFSP shall be closed and no transfer of RFSP Shares, or instruments convertible into or exchangeable for RFSP Shares, shall thereafter be made. If, after the Effective Time certificates, if any, formerly representing RFSP Shares, or instruments convertible into or exchangeable for RFSP Shares, are presented to Parent, they shall be canceled and exchanged for certificates representing Parent Series A or other securities as set forth in this Agreement.

2.11           In addition to the legend referring to no registration under the Securities Act, all Series A certificates shall have a legend to the effect that the shares are subject to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RFSP

RFSP represents and warrants to Cocrystal and Parent that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of RFSP attached to this Agreement.

3.1           Power and Authority of RFSP.  RFSP has the requisite power, authority and capacity to enter into this Agreement and any ancillary agreements contemplated by this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  All corporate action on the part of RFSP, its officers, directors, managers and Members necessary for the authorization of this Agreement and any ancillary agreements contemplated by this Agreement, the performance of all obligations of RFSP hereunder and thereunder at the Closing Date has been taken. This Agreement and any ancillary agreements contemplated by this Agreement have been duly and validly executed and delivered by RFSP and constitutes the legal, valid and binding obligation of RFSP, enforceable against it in accordance with their terms.

3.2           Organization and Qualification of RFSP.  RFSP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.2 sets forth each jurisdiction in which RFSP is licensed or qualified to do business, and RFSP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be licensed or qualified, individually or in the aggregate, does not have a Material Adverse Effect.

3.3           Capitalization.

(a)           The authorized and outstanding membership interests of RFSP is listed on Schedule 3.3  All of the RFSP Shares have been duly authorized, are validly issued, fully paid and non-assessable, and the RFSP Shares listed on Schedule 3.3 are owned of record and beneficially by the Persons listed, free and clear of all Encumbrances.  The rights, preferences, privileges and restrictions of the RFSP Shares are as stated in RFSP’s Articles of Organization or Operating Agreement.

(b)           All of the outstanding RFSP Shares were issued in compliance with applicable Laws. None of the RFSP Shares were issued in violation of any agreement, arrangement or commitment to which any of the RFSP Members is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           Except as disclosed on Schedule 3.3, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the RFSP Shares or obligating RFSP to issue or sell, including currently or prospectively, and whether absolute, deferred, contingent or otherwise conditioned, any RFSP Shares of, or any other securities or interest in, RFSP. RFSP does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no (i) voting trusts, stockholder or Member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the RFSP Shares and (ii) except as disclosed on Schedule 3.3 any preemptive rights or any other rights to participate with respect to any issuances of the securities of RFSP or any right to participate in any subsequent financings of RFSP.

3.4           No Subsidiaries. RFSP does not own any Subsidiaries.  RFSP does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. RFSP is not a participant in any joint venture, partnership, limited liability company or similar arrangement.  Since its inception, RFSP has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

3.5           No Conflicts; Consents. The execution, delivery and performance by RFSP, and the consummation of the transactions contemplated hereby, do not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Organization or Operating Agreement of RFSP; (b) conflict with or result in a violation or breach of any provision of any Contract including any loan agreement or lease or governmental order applicable to RFSP; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which RFSP is a party or by which RFSP is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any permit affecting the properties, assets or business of RFSP; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of RFSP. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to RFSP in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than the consent of its Members.  RFSP is not in violation or default of any term of its Articles of Organization or Operating Agreement, each as amended, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ other than any such violation that would not have a material adverse effect on RFSP.

3.6           Financial Statements.

(a)           Complete copies of RFSP’s audited financial statements consisting of the balance sheet of RFSP as of December 31st in each of the years ended December 31, 2013 and 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “RFSP Audited Financial Statements”), the balance sheet of RFSP as of September 30, 2014,  and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended and an RFSP balance sheet dated as of November 18, 2014 (the “Interim RFSP Financial Statements” and together with the Audited Financial Statements, the “RFSP Financial Statements”) have been delivered to Cocrystal. The RFSP Financial Statements have been prepared in accordance with applied on a consistent basis throughout the periods involved, subject, in the case of the Interim RFSP Financial Statements, to normal and recurring year-end adjustments (none of which will have a Material Adverse Effect),  except for the required footnote disclosures. The RFSP Financial Statements are based on the books and records of RFSP, and fairly present in all material respects the financial condition of RFSP as of the respective dates they were prepared and the results of the operations of RFSP for the periods indicated. The balance sheet of RFSP as of December 31, 2013 is referred to herein as the “RFSP Balance Sheet” and the date thereof as the “RFSP Balance Sheet Date” and the balance sheet of RFSP as of September 30, 2014 is referred to herein as the “Interim RFSP Balance Sheet.” RFSP maintains a standard system of accounting established and administered in accordance with GAAP. In exchange for a $100,000 capital contribution to be made by or on behalf of Dr. Raymond Schinazi, Cocrystal accepts the financial condition of RFSP as reflected in the Schedules to this Agreement and the Interim RFSP Financial Statements.

(b)           RFSP maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of RFSP’s internal controls, and RFSP has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect RFSP’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the RFSP Financial Statements, whether or not material, that involves management or other employees who have a significant role in RFSP’s internal controls.

3.7           Undisclosed Liabilities. RFSP has no material liabilities and, to the best of its knowledge no material contingent liabilities (the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim RFSP Balance Sheet as of the RFSP Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business since the Interim RFSP Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8           Absence of Certain Changes, Events and Conditions. Since the RFSP Balance Sheet Date, and other than in the ordinary course of business, there has not been, with respect to RFSP, any:

(a)           event, occurrence or development that has had a Material Adverse Effect;

(b)           amendment of the Operating Agreement or other organizational documents of RFSP;

(c)           split, combination, reclassification, or recapitalization of the RFSP Shares;

(d)           issuance, sale or other disposition of any of RFSP Shares, or grant of any RFSP Options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e)           declaration or payment of any dividends or distributions on or in respect of any of the RFSP Shares or redemption, purchase or acquisition of the RFSP Shares;

(f)           material change in any method of accounting or accounting practice of RFSP, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in RFSP’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except as incurred in the ordinary course of business;

(k)           sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)           any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which RFSP is a party or by which it is, or its assets are, bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of RFSP properties, the RFSP Shares or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its Members, employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees or any Affiliate of any of the foregoing;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or capital stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by RFSP to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of RFSP in respect of any post-closing tax period; or

(y)           any Contract, arrangement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9           Material Contracts.

    (a)           Schedule 3.9 lists each of the following Contracts of RFSP (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property and all Contracts relating to Intellectual Property set forth in Schedule 3.12, being (“Material Contracts”):

(i)           each Contract of RFSP involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by RFSP without penalty or without more than 90 days’ notice, or which automatically renews unless notice of non-renewal is given;

(ii)           all supply Contracts that require RFSP to purchase its total requirements of any product from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by RFSP of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of capital stock or equity interests or assets of any other Person or any real property (whether by merger, sale of capital stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which RFSP is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which RFSP is a party and which are not cancellable without a penalty of $50,000 or more or without more than 90 days’ notice;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of RFSP;

(viii)           all Contracts with any lender or factor;

(ix)           all Contracts with any Governmental Authority to which RFSP is a party;

(x)           all Contracts that limit or purport to limit the ability of RFSP to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)           any Contracts to which RFSP is a party that provide for any joint venture, partnership or similar arrangement by RFSP;

(xii)           all Contracts between or among RFSP on the one hand and any Affiliate of RFSP on the other hand;

(xiii)           all collective bargaining agreements or Contracts with any Union to which RFSP is a party; and

(xiv)           any other Contract that is material to RFSP and not previously disclosed pursuant to this Section 3.9.

(b)           Each Material Contract is valid and binding on RFSP in accordance with its terms and is in full force and effect. Cocrystal has no knowledge that any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or modify, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination or modification thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Cocrystal.

3.10           Title to Assets; Real Property.

           (a)           RFSP has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the RFSP Audited Financial Statements or acquired after the RFSP Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”) encumbrances:

(i)           those items set forth in Schedule 3.10;

(ii)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)           mechanics, carriers, workmen, repairmen or other like liens arising or incurred in the ordinary course of business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of RFSP;

(iv)           easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of RFSP; or

(v)           other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business which are not, individually or in the aggregate, material to the business of RFSP.

           (b)           Schedule 3.10 lists (i) the street address of each parcel of real property; (ii) if such property is leased or subleased by RFSP, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned real property, RFSP has delivered or made available to Cocrystal true, complete and correct copies of the deeds and other instruments (as recorded) by which RFSP acquired such real property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of RFSP and relating to the real property. With respect to leased real property, RFSP has delivered or made available to Cocrystal true, complete and correct copies of any leases affecting the real property. RFSP is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. The use and operation of the real property in the conduct of RFSP’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property encroach on real property owned or leased by a Person other than RFSP. There are no Actions pending nor, to RFSP knowledge, threatened in writing against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11           Condition and Sufficiency of Assets. Except as set forth in Schedule 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of RFSP are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by RFSP, together with all other properties and assets of RFSP, are sufficient for the continued conduct of RFSP’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of RFSP as currently conducted.

3.12           Intellectual Property.

           (a)           “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all such property (1) that is owned by RFSP or Cocrystal, as the case may be, or (2) in which RFSP or Cocrystal, as the case may be, holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”), including all:

(i)           trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)           Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii)           original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)           confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)           designs and inventions, design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

           (b)           Schedule 3.12 lists all RFSP’s Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing that are reasonably believed by RFSP to be used in or necessary for RFSP’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and, to RFSP’s knowledge as of the Effective Date, all Intellectual Property Registrations are otherwise in good standing.  RFSP has provided Cocrystal with true and complete copies of all filed patent applications within the Intellectual Property Registrations.

           (c)           With respect to Intellectual Property owned by RFSP, to RFSP’s knowledge as of the Effective Date, RFSP owns, exclusively or jointly with other Persons, all right, title and interest in and to such Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, RFSP has entered into binding, written agreements with every current and former employee of RFSP, and with every current and former independent contractor (other than providers of professional services), whereby such employees and independent contractors (i) assign to RFSP any ownership interest and right they may have in RFSP Intellectual Property; and (ii) acknowledge RFSP’s exclusive ownership of all RFSP Intellectual Property.  RFSP has provided Cocrystal with true and complete copies of all such agreements. To RFSP’s knowledge as of the Effective Date, RFSP is in full compliance with all legal requirements applicable to RFSP’s Intellectual Property and RFSP’s ownership and use thereof.

(d)           Schedule 3.12 lists all licenses, sublicenses and other agreements whereby RFSP is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for RFSP’s current or planned business or operations. RFSP has provided Cocrystal with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between RFSP and the other parties thereto, and, to RFSP’s knowledge as of the Effective Date, RFSP and such other parties are in full compliance with the terms and conditions of such agreements.

(e)           To RFSP’s knowledge as of the Effective Date, RFSP’s Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by RFSP, and RFSP’s conduct of its business as currently conducted have not, and will not to RFSP’s knowledge, violated or misappropriated the Intellectual Property of any Person. RFSP has not received any communication, and no Action has been instituted, settled or, to RFSP’s knowledge as of the Effective Date, threatened that alleges any such infringement, violation or misappropriation, and none of RFSP’s Intellectual Property are subject to any outstanding governmental order.

           (f)           Schedule 3.12 lists all licenses, sublicenses and other agreements pursuant to which RFSP grants rights or authority to any Person with respect to any RFSP Intellectual Property or Licensed Intellectual Property. RFSP has provided Cocrystal with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between RFSP and the other parties thereto, and RFSP and such other parties are in full compliance with the terms and conditions of such agreements. RFSP has not received any communication alleging that any Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any RFSP Intellectual Property.

3.13           Suppliers.  Schedule 3.13 sets forth (i) each supplier to whom RFSP has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for any of the two most recent fiscal years, or is expected to reach or exceed $100,000 in 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. RFSP has not received any notice and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to RFSP or to otherwise terminate or modify its relationship with RFSP, including increasing any prices.

3.14           Insurance.  Schedule 3.14 sets forth a true and complete list of all of RFSP’s current policies or binders of fire, liability, product liability, umbrella liability, health, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by RFSP and relating to the assets, business, operations, employees, officers and directors of RFSP (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Cocrystal. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither RFSP nor any of its Affiliates has received any written notice of (or has knowledge of) any cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of RFSP. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.14, there are no Claims related to the business of RFSP pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There is no in default under any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to RFSP and are sufficient for compliance with all applicable Laws and Contracts to which RFSP is a party or by which it is bound.

3.15           Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Schedule 3.15, there are no Actions pending or, to RFSP’s knowledge, threatened in writing, against RFSP that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of RFSP, financially or otherwise, or any change in the current equity ownership of RFSP or that questions the validity of this Agreement or any ancillary agreements contemplated by this Agreement or the right of RFSP to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby.  The foregoing includes, without limitation, Actions pending or, to RFSP’s knowledge, threatened in writing involving the prior employment of any of RFSP’s employees, their use in connection with RFSP’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

        (b)           RFSP is not a party or to its knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

(c)           There is no investigation, inquiry or similar Governmental Authority proceeding of RFSP currently pending.

(d)           There is no Action which RFSP intends to initiate against any Person.

3.16           Compliance with Laws; Permits.

           (a)           Except as set forth in Schedule 3.16, RFSP has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

           (b)           All material permits required for RFSP to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material permit set forth in Schedule 3.16.

3.17           Regulatory Compliance.

(a)           RFSP is in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the FDA, the U.S. Drug Enforcement Administration, the U.S. Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, and any other Governmental Authority that regulates the development of pharmaceutical or medical device products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable.  In addition, RFSP is operating in material compliance with, such permits required for the conduct of its business (collectively, the “Regulatory Permits”).  RFSP has fulfilled and performed all of their material obligations with respect to the Regulatory Permits, and, to the knowledge of RFSP, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.  RFSP has operated and is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority.  RFSP has not received notice of any pending or threatened Claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of RFSP or any Subsidiary is or has been in violation of any applicable Law.

(b)           Schedule 3.17 lists each product developed, or licensed by RFSP.  RFSP does not have any material liability arising out of any injury to individuals or damage to property arising from the products.

(c)           RFSP has obtained all the currently applicable drug applications and drug submissions, or similar registrations or submissions required for the products and all amendments and supplements thereto, and all other material permits required by the FDA to conduct the business as it is currently conducted (the “Regulatory Approvals”).  All of the Regulatory Approvals required for its business have been duly and validly issued and are in full force and effect, and RFSP is in material compliance with each such permit held by or issued to them.  Except as listed on Schedule 3.17, RFSP is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals.  RFSP has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)           There is no Action by any Governmental Authority pending or, to the knowledge of RFSP, or any of its Affiliates, threatened seeking the recall of any of the products or the revocation or suspension of any Regulatory Approval.  RFSP has made available to Cocrystal complete and correct copies of all Regulatory Approvals.  In addition, (i) RFSP has made available to Cocrystal a complete and correct copy of the product data; (ii) to the knowledge of RFSP, all applicable Laws relating to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the knowledge of RFSP,   it has filed with the relevant Governmental Authorities all required material notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)           Schedule 3.17 lists all product registrations which are pending or maintained by RFSP and with respect to pending product registrations, the phase of clinical development of the products which are the subject thereof.  A true and complete copy of each such product registration has been previously delivered to Cocrystal.

(f)           RFSP has no knowledge of any serious adverse events associated with the use of products required to be reported to the FDA that have not been reported to the FDA in accordance with applicable Law.  Schedule 3.17 lists all (i) products which since October 1, 2012 have been recalled, withdrawn or suspended by RFSP, whether voluntarily or otherwise, (ii) without limiting the generality of Section 3.17, completed or to the knowledge of RFSP, pending proceedings seeking the recall, withdrawal, suspension or seizure of any product, and (iii) regulatory letters, warning letters, and letters of adverse findings received since October 1, 2011 by RFSP or, to the knowledge of RFSP, any of its agents relating to RFSP or any of the products, copies of which have been delivered to Cocrystal.

(g)           To the knowledge of RFSP, and except as set forth in Schedule 3.17 or as to which adequate reserves have been established, there exists no set of facts: (i) which could furnish a reasonable basis for the recall, withdrawal or suspension of any material product registration, product license, export license or other license, approval or consent of any domestic or foreign Governmental Authority with respect to RFSP or any of the products; or (ii) which could furnish a reasonable basis for the recall, withdrawal or suspension of any product from the market, the termination or suspension of any clinical testing of any product.

(h)           Reserved.

(i)           RFSP is and has been in material compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority.  Neither RFSP, nor any of its respective employees or agents, have made any untrue or fraudulent statements of material facts to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities.

(j)           Neither RFSP, nor any of its Members, officers, directors, or respective Affiliates, has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority, and there are no proceedings pending or, to the knowledge of RFSP threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority.  RFSP has not received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the knowledge of RFSP, threatened in writing against RFSP.  Neither RFSP, nor any of its Members, officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

                          (k)         True and complete copies of all information, data, protocols, Study reports, safety reports and/or other relevant documents and materials have been made available to Cocrystal.

   (l)       RFSP has not generated any revenue from the sale of products or services.

3.18           Compliance with Environmental Laws.   RFSP is in material compliance with all applicable environmental Laws.  Except as set forth in Schedule 3.18, to RFSP’s knowledge, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued by any Governmental Authority against RFSP alleging impairment or damage, injury or adverse effect to the environment or public health and, to the knowledge of RFSP, there have been no private complaints with respect to any such matters.  To RFSP’s knowledge, there is no material condition relating to any properties (including real property) of RFSP that would require any type of remediation, clean-up, response or other action under applicable environmental Laws and RFSP has  materially complied with environmental laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable environmental Laws.

           3.19           Employee Benefit Matters.

    (a)           Schedule 3.19 contains a true and complete list of each material pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by RFSP for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of RFSP or any spouse or dependent of such individual, or under which RFSP has or may have any Liability, or with respect to which Cocrystal or any of their Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.19, each material benefit plan, a “Benefit Plan”).

       (b)           With respect to each material Benefit Plan, RFSP has made available to Cocrystal accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

           (c)           Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its material terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject RFSP to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           Neither RFSP nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by RFSP or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

           (f)           Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Cocrystal or any of its Affiliates from amending or terminating any Benefit Plan. RFSP has no commitment or obligation and has not made any representations to any Member, employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

           (g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither RFSP nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

           (h)           There is no pending or, to RFSP’s knowledge, threatened in writing Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           There has been no amendment to, announcement by RFSP relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. RFSP has no commitment or obligation and has not made any representations to any Member, director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k)           Each individual who is classified by RFSP as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

               (l)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Member, director, officer, employee, independent contractor or consultant of RFSP to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of RFSP to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

3.20           Employment Matters.

           (a)           Schedule 3.20 contains a list of all persons who are employees, independent contractors or consultants of RFSP as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 3.20, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of RFSP for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of RFSP with respect to any compensation, commissions or bonuses.

           (b)           RFSP is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, a “Union”), and there is not any Union representing or purporting to represent any employee of RFSP, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting RFSP or any of its employees. RFSP has no duty to bargain with any Union.

           (c)           RFSP is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  There are no Actions against RFSP pending, or to its  knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of RFSP, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

           3.21           Taxes.  Except as set forth in Schedule 3.21:

(a)           All material Tax Returns required to be filed on or before the Closing Date by RFSP have been, or will be, timely filed in all jurisdictions in which RFSP is required to file Tax Returns.  Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by RFSP (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           RFSP has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been received by RFSP from any taxing authority in any jurisdiction where RFSP does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of RFSP.

(e)           The amount of RFSP’s Liability for unpaid Taxes for all periods ending on or before December 31, 2013 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of RFSP’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of RFSP (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Schedule 3.21 sets forth:

(i)           the taxable years of RFSP as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)           those years for which examinations by the taxing authorities have been completed; and

(iii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies asserted, or assessments made, against RFSP as a result of any examinations by any taxing authority have been fully paid.

(h)           RFSP is not a party to any Action by any taxing authority. There are no pending or threatened in writing Actions by any taxing authority.

(i)           RFSP has delivered to Cocrystal copies of all federal, state, local and foreign income, franchise and similar income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, RFSP for all tax periods ending after December 31, 2011.

(j)           RFSP is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)           RFSP is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.  For the purposes of this Section 3.21(k), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by RFSP and (ii) commercially reasonable agreements not primarily related to Taxes for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business.

(l)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to RFSP.

(m)           RFSP has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. RFSP has no Liability for Taxes of any Person (other than RFSP) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or otherwise.

(n)           RFSP has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. RFSP has not taken any action that could defer a Liability for Taxes of RFSP from any pre-closing tax period to any post-closing tax period.

(o)           RFSP is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. RFSP is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)           RFSP has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)           RFSP is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of RFSP under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

               (s)           Schedule 3.21 sets forth all foreign jurisdictions in which RFSP is subject to Tax, is engaged in business or has a permanent establishment. RFSP has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. RFSP has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)           None of the assets of RFSP is property that RFSP is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section168(f)(8) of the Code.

(u)           RFSP is a limited liability company which is taxed as a partnership for federal income tax purposes.  RFSP has been taxed as a partnership for federal income tax purposes at all times since the date of organization.

3.22           Books and Records. The minute books and Member record books of RFSP, if any, all of which have been made available to Cocrystal, are complete and correct. The minute books of RFSP contain accurate and complete records of all meetings, and actions taken by written consent of, the managers, the Board of Directors and any committees of the Board of Directors of RFSP, and no meeting, or action taken by written consent, of any such, Persons or the Members has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of RFSP.

               3.23           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RFSP.

3.24           Foreign Corrupt Practices Act. In connection with RFSP’s business, RFSP and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.25           Full Disclosure. No representation or warranty by RFSP in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate to be furnished to Cocrystal pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.26           Obligations to Related Parties. There are no obligations of RFSP to officers, directors, managers, Members, or employees of RFSP other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of RFSP and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors or manager of RFSP).  None of the officers, directors, managers or, to the best of RFSP’s knowledge, key employees or Members of RFSP or any members of their immediate families, is indebted to RFSP or has any direct or indirect ownership interest in any firm or corporation with which RFSP is affiliated or with which RFSP has a business relationship, or any firm or corporation that competes with RFSP, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with RFSP and (ii) investments by venture capital funds with which directors of RFSP may be affiliated and service as a board member of a company in connection therewith due to a person’s affiliation with a venture capital fund or similar institutional investor in such company.  No officer, director, manager or Member of RFSP, or any member of their immediate families, is, directly or indirectly, interested in any material contract with RFSP (other than such contracts as relate to any such person’s ownership of securities of RFSP).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND COCRYSTAL

Parent and Cocrystal represent and warrant to RFSP that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of Cocrystal attached to this Agreement.  All references to “Cocrystal” with respect to this Article IV shall include Cocrystal and Parent.

4.1           Power and Authority of Cocrystal and Parent.  Parent and Cocrystal have the requisite power, authority and capacity to enter into this Agreement and any ancillary agreements contemplated by this Agreement, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  With respect to each of Cocrystal and Parent, all corporate action on the part of the entity, its officers, directors and stockholders necessary for the authorization of this Agreement and any ancillary agreements contemplated by this Agreement, the performance of all obligations each hereunder and thereunder at the Closing Date has been taken. This Agreement and any ancillary agreements contemplated by this Agreement have been duly and validly executed and delivered by each of Cocrystal and Parent and constitute the legal, valid and binding obligation of each entity, enforceable against each entity in accordance with their terms.

4.2           Organization and Qualification of Cocrystal and Parent.  Each of Cocrystal and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and each has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.2 sets forth each jurisdiction in which each of Cocrystal and Parent is licensed or qualified to do business, and each of Cocrystal and Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be licensed or qualified, individually or in the aggregate, does not have a Material Adverse Effect.

4.3           Capitalization.

(a)           The authorized and outstanding Capital Stock of Cocrystal is listed on Schedule 4.3.  All of the shares of Cocrystal capital stock have been duly authorized, are validly issued, fully paid and non-assessable.

(b)           All of the outstanding shares of capital stock of Cocrystal and Parent were issued in compliance with applicable Laws. None of the Cocrystal or Parent capital stock was issued in violation of any agreement, arrangement or commitment to which any of the Cocrystal or Parent stockholders is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           Except as disclosed on Schedule 4.3, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of either Cocrystal or Parent obligating either Cocrystal or Parent to issue or sell, including currently or prospectively, and whether absolute, deferred, contingent or otherwise conditioned, any shares of capital stock of, or any other securities or interest in, Cocrystal or Parent. Each of Cocrystal and Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no (i) voting trusts, stockholder or Member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Cocrystal or Parent and (ii) except as disclosed on Schedule 3.3 any preemptive rights or any other rights to participate with respect to any issuances of the securities of Cocrystal or Parent or any right to participate in any subsequent financings of Cocrystal or Parent.  The Certificate of Designation of the Parent Series A, in the form set forth on Exhibit B attached hereto, will be filed immediately after the Initial Effective Time.

4.4           No Subsidiaries. Each of Cocrystal and Parent does not own, or have any interest in any corporation, limited liability company, partnership, other entity or Person, except as disclosed on Schedule 4.4.

4.5           No Conflicts; Consents. The execution, delivery and performance by each of Cocrystal and Parent, and the consummation of the transactions contemplated hereby, do not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of either Cocrystal or Parent; (b) conflict with or result in a violation or breach of any provision of any Contract including any loan agreement or lease or governmental order applicable to either Cocrystal or Parent; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which either Cocrystal or Parent is a party or by which either Cocrystal or Parent is bound or to which any of its respective properties and assets are subject (including any Material Contract) or any permit affecting the properties, assets or business of either Cocrystal or Parent; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of either Cocrystal or Parent. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Cocrystal or Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of Cocrystal and Parent is not in violation or default of any term of its Certificate of Incorporation or Bylaws, each as currently in effect, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ other than any such violation that would not have a Material Adverse Effect.

4.6           Books and Records. The minute books and transfer records of Cocrystal and Parent, all of which have been made available to RFSP, are complete and correct. The minute books of Cocrystal and Parent contain accurate and complete records of all meetings, and actions taken by written consent of, with respect to each of Cocrystal and Parent, as applicable, the stockholders, the Board and any committees of the Board, and no meeting, or action taken by written consent, of any such stockholders, Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Cocrystal.

4.7           Financial Statements.

(a)           Complete copies of Cocrystal’s audited financial statements consisting of the balance sheet of Cocrystal as at December 31 in each of the years ended December 31, 2012 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Cocrystal Audited Financial Statements”) and the nine  months ended September 30, 2013 and 2014 and a Cocrystal balance sheet as of October 31, 2014  (the “Cocrystal Interim Financial Statements”) and together with the Cocrystal Audited Financial Statements (the “Cocrystal Financial Statements”) have been delivered to RFSP. The Cocrystal Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Cocrystal Interim Financial Statements, to normal and recurring year-end adjustments (none of which will have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those presented in the Cocrystal Audited Financial Statements). The Cocrystal Financial Statements are based on the books and records of Cocrystal, and fairly present in all material respects the financial condition of Cocrystal as of the respective dates they were prepared and the results of the operations of Cocrystal for the periods indicated. The balance sheet of Cocrystal as of December 31, 2013 is referred to herein as the “Cocrystal Balance Sheet” and the date thereof as the “Cocrystal Balance Sheet Date” and the balance sheet of Cocrystal as of October 31, 2014 is referred to herein as the “Interim Cocrystal Balance Sheet” and the date thereof as the “Interim Cocrystal Balance Sheet Date.” Cocrystal maintains a standard system of accounting established and administered in accordance with GAAP.

(b)           Cocrystal maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Form 10-Q for the three and nine months ended September 30, 2014, there are no significant deficiencies or material weaknesses in the design or operation of Cocrystal’s internal controls, and Cocrystal has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect Cocrystal’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Cocrystal Financial Statements, whether or not material, that involves management or other employees who have a significant role in Cocrystal’s internal controls.

4.8           Undisclosed Liabilities. Except as disclosed on Schedule 4.8, Cocrystal has no Liabilities except (a) those which are adequately reflected or reserved against in the Cocrystal Balance Sheet as of the Cocrystal Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and which are not, individually or in the aggregate, material in amount.

4.9           Absence of Certain Changes, Events and Conditions. Except as disclosed on Schedule 4.9, since the Cocrystal Balance Sheet Date, and other than in the ordinary course of business, there has not been, with respect to Cocrystal, any:

(a)           event, occurrence or development that has had a Material Adverse Effect;

(b)           amendment of the certificate of incorporation, bylaws or other organizational documents of Cocrystal;

(c)           split, combination or reclassification of any shares of Cocrystal capital stock;

       (d)          issuance, sale or other disposition of any of Cocrystal capital stock, or grant of any Cocrystal options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of Cocrystal, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in Cocrystal’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except as incurred in the ordinary course of business;

(k)           sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)           any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which Cocrystal is a party or by which it is, or its assets are, bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of Cocrystal properties, Capital Stock or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees or any Affiliate of any of the foregoing;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or capital stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by Cocrystal to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Cocrystal in respect of any post-closing tax period; or

(y)           any Contract, arrangement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.10           Material Contracts.

(a)           Schedule 4.10 lists each of the following Material Contracts of Cocrystal:

(i)           each Contract of Cocrystal involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by Cocrystal without penalty or without more than 90 days’ notice, or which automatically renews unless notice of non-renewal is given;

(ii)           all supply Contracts that require Cocrystal to purchase its total requirements of any product from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by Cocrystal of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of Capital Stock or assets of any other Person or any real property (whether by merger, sale of Capital Stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Cocrystal is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Cocrystal is a party and which are not cancellable without a penalty of $50,000 or more or without more than 90 days’ notice;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Cocrystal;

(viii)           all Contracts with any lender or factor;

(ix)           all Contracts with any Governmental Authority to which Cocrystal is a party;

(x)           all Contracts that limit or purport to limit the ability of Cocrystal to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)           any Contracts to which Cocrystal is a party that provide for any joint venture, partnership or similar arrangement by Cocrystal;

(xii)           all Contracts between or among Cocrystal on the one hand and any Affiliate of Cocrystal on the other hand;

(xiii)           all collective bargaining agreements or Contracts with any Union to which Cocrystal is a party; and

(xiv)           any other Contract that is material to Cocrystal and not previously disclosed pursuant to this Section 4.10.

(b)           Each Material Contract is valid and binding on Cocrystal in accordance with its terms and is in full force and effect.  Cocrystal has no knowledge that any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate or modify, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination or modification thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to RFSP.

4.11           Title to Assets; Real Property.

(a)           Cocrystal has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Cocrystal Audited Financial Statements or acquired after the Cocrystal Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business. All such properties and assets (including leasehold interests) are free and clear of Permitted Encumbrances except for the following encumbrances:

(i)           those items set forth in Schedule 4.11;

(ii)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)           mechanics, carriers,’ workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Cocrystal;

(iv)           easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Cocrystal; or

(v)           other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business which are not, individually or in the aggregate, material to the business of Cocrystal.

(b)           Schedule 4.11 lists (i) the street address of each parcel of real property; (ii) if such property is leased or subleased by Cocrystal, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned real property, Cocrystal has delivered or made available to RFSP true, complete and correct copies of the deeds and other instruments (as recorded) by which Cocrystal acquired such real property, and copies of all title Insurance Policies, opinions, abstracts and surveys in the possession of Cocrystal and relating to the real property. With respect to leased real property, Cocrystal has delivered or made available to RFSP true, complete and correct copies of any leases affecting the real property. Cocrystal is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property except as disclosed on Schedule 4.11. The use and operation of the real property in the conduct of Cocrystal’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property encroach on real property owned or leased by a Person other than Cocrystal. There are no Actions pending nor, to Cocrystal’s knowledge, threatened in writing against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

4.12           Condition and Sufficiency of Assets. Except as set forth in Schedule 4.12, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Cocrystal are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Cocrystal, together with all other properties and assets of Cocrystal, are sufficient for the continued conduct of Cocrystal’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Cocrystal as currently conducted.

4.13           Intellectual Property.

(a)           Schedule 4.13 lists all Cocrystal Intellectual Property that is subject to any Intellectual Property Registrations, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing that are reasonably believed by Cocrystal to be used in or necessary for Cocrystal’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Cocrystal has provided RFSP with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           To Cocrystal’s knowledge as of the Effective Date, Cocrystal owns, exclusively or jointly with other Persons, all right, title and interest in and to Cocrystal Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, Cocrystal has entered into binding, written agreements with every current and former employee of Cocrystal, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Cocrystal any ownership interest and right they may have in Cocrystal Intellectual Property; and (ii) acknowledge Cocrystal’s exclusive ownership of all Cocrystal Intellectual Property. Cocrystal has provided RFSP with true and complete copies of all such agreements. To Cocrystal’s knowledge as of the Effective Date, Cocrystal is in full compliance with all legal requirements applicable to Cocrystal Intellectual Property and Cocrystal’s ownership and use thereof.

(c)           Schedule 4.13 lists all licenses, sublicenses and other agreements whereby Cocrystal is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for Cocrystal’s current or planned business or operations. Cocrystal has provided RFSP with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Cocrystal and the other parties thereto, and, to Cocrystal’s knowledge as of the Effective Date, Cocrystal and such other parties are in full compliance with the terms and conditions of such agreements.

(d)           To Cocrystal’s knowledge as of the Effective Date, Cocrystal Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by Cocrystal, and Cocrystal’s conduct of its business as currently have not, to Cocrystal’s knowledge, violated or misappropriated the Intellectual Property of any Person. Cocrystal has not received any communication, and no Action has been instituted, settled or, to Cocrystal’s knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of Cocrystal’s Intellectual Property is subject to any outstanding governmental order.

(e)           Schedule 4.13 lists all licenses, sublicenses and other agreements pursuant to which Cocrystal grants rights or authority to any Person with respect to any Cocrystal Intellectual Property or Licensed Intellectual Property. Cocrystal has provided RFSP with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Cocrystal and the other parties thereto, and Cocrystal and such other parties are in full compliance with the terms and conditions of such agreements. Cocrystal has not received any communication alleging that any Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Cocrystal Intellectual Property.

4.14           Suppliers. Schedule 4.14 sets forth (i) each Material Supplier; and (ii) the amount of purchases from each Material Supplier during such periods. Cocrystal has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Cocrystal or to otherwise terminate or modify its relationship with Cocrystal, including increasing any prices.

4.15           Insurance.  Schedule 4.15 sets forth a true and complete list of all current Insurance Policies. True and complete copies of such Insurance Policies have been made available to RFSP. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Cocrystal nor any of its Affiliates has received any written notice of (or has knowledge of) any cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Cocrystal. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 4.16, there are no claims related to the business of Cocrystal pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. There is no in default under any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Cocrystal and are sufficient for compliance with all applicable Laws and Contracts to which Cocrystal is a party or by which it is bound.

4.16           Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Schedule 4.16, there are no Actions pending or, to Cocrystal’s knowledge, threatened in writing, against Cocrystal that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Cocrystal, financially or otherwise, or any change in the current equity ownership of Cocrystal or that questions the validity of this Agreement or any ancillary agreements contemplated by this Agreement or the right of Cocrystal to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby.  The foregoing includes, without limitation, actions pending or, to Cocrystal’s knowledge, threatened in writing involving the prior employment of any of Cocrystal’s employees, their use in connection with Cocrystal’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

    (b)           Cocrystal is not a party or to its knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     (c)           There is no action, suit, proceeding or investigation by Cocrystal currently pending or which Cocrystal intends to initiate.

4.17           Compliance with Laws; Permits.

(a)           Except as set forth in Schedule 4.17, Cocrystal has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)           All material permits required for Cocrystal to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full.  Schedule 4.17 lists all current permits issued to Cocrystal, including the names of the permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such permit.

4.18           Regulatory Compliance.

(a)           Cocrystal is in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the FDA, the U.S. Drug Enforcement Administration, the HHS, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, and any other Governmental Authority that regulates the development of pharmaceutical or medical device products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, off-label promotion, government health care program price reporting, good clinical practices, good manufacturing practices, good laboratory practices, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable.  In addition, Cocrystal is in material compliance with its Regulatory Permits.  Cocrystal has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and, to the knowledge of Cocrystal, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.  Cocrystal has operated and is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority.  Cocrystal has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of Cocrystal or any Subsidiary is or has been in violation of any applicable Law.

(b)           Schedule 4.18 lists each product developed, or licensed by Cocrystal.  Cocrystal does not have any material liability arising out of any injury to individuals or damage to property arising from the products.

(c)           Cocrystal has obtained all the Regulatory Approvals. All of the Regulatory Approvals required for its business have been duly and validly issued and are in full force and effect, and Cocrystal is in material compliance with each such permit held by or issued to them.  Except as listed on Schedule 4.18, Cocrystal is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals.  Cocrystal has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)           There is no Action by any Governmental Authority pending or, to the knowledge of Cocrystal, or any of its Affiliates, threatened seeking the recall of any of the products or the revocation or suspension of any Regulatory Approval.  Cocrystal has made available to RFSP complete and correct copies of all Regulatory Approvals.  In addition, (i) Cocrystal has made available to RFSP a complete and correct copy of the product data; (ii) to the knowledge of Cocrystal, all applicable Laws relating to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the knowledge of Cocrystal,   it has filed with the relevant Governmental Authorities all required material notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)           Schedule 4.18 lists all product registrations which are pending or maintained by Cocrystal and with respect to pending product registrations, the phase of clinical development of the products which are the subject thereof.  A true and complete copy of each such product registration has been previously delivered to RFSP.

(f)           Cocrystal has no knowledge of any serious adverse events associated with the use of products required to be reported to the FDA that have not been reported to the FDA in accordance with applicable Law.  Schedule 4.18 lists all (i) products which since October 1, 2012 have been recalled, withdrawn or suspended by Cocrystal, whether voluntarily or otherwise, (ii) without limiting the generality of Section 4.18, completed or to the knowledge of Cocrystal, pending proceedings seeking the recall, withdrawal, suspension or seizure of any product, and (iii) regulatory letters, warning letters, and letters of adverse findings received since October 1, 2012 by Cocrystal or, to the knowledge of Cocrystal, any of its agents relating to Cocrystal or any of the products, copies of which have previously been delivered to RFSP.

(g)           To the knowledge of Cocrystal, and except as set forth in the Schedule 4.18 or as to which adequate reserves have been established, there exist no set of facts: (i) which could furnish a reasonable basis for the recall, withdrawal or suspension of any material product registration, product license, export license or other license, approval or consent of any domestic or foreign Governmental Authority with respect to Cocrystal or any of the products; or (ii) which could furnish a reasonable basis for the recall, withdrawal or suspension of any product from the market, the termination or suspension of any clinical testing of any product.

               (h)                      Reserved.

(i)           Cocrystal is and has been in material compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority.  Neither Cocrystal, nor any of its respective employees or agents, have made any untrue or fraudulent statements of material facts to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities.

(j)           Neither Cocrystal, nor any of its officers, directors, or respective Affiliates, has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority, and there are no proceedings pending or, to the knowledge of Cocrystal threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority.  Cocrystal has not received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the knowledge of Cocrystal, threatened in writing against Cocrystal.  Neither Cocrystal, nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

(k)           True and complete copies of all information, data, protocols, Study reports, safety reports and/or other relevant documents and materials have been made available to RFSP.

(l)           Cocrystal has not generated any revenue from the sale of products or services.

4.19           Compliance with Environmental Laws.   Cocrystal is in material compliance with all applicable environmental Laws.  Except as set forth in Schedule 4.19, to Cocrystal’s knowledge, there have been no claims, citations, notices of violation, judgments, decrees or orders issued by any Governmental Authority against Cocrystal alleging impairment or damage, injury or adverse effect to the environment or public health and, to the knowledge of Cocrystal, there have been no private complaints with respect to any such matters.  To Cocrystal’s knowledge, there is no material condition relating to any properties (including real property) of Cocrystal that would require any type of remediation, clean-up, response or other action under applicable environmental Laws and Cocrystal has  materially complied with environmental laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable environmental Laws.

4.20           Employee Benefit Matters.

(a)           Schedule 4.20 contains a true and complete list of each material Benefit Plan.

(b)           With respect to each material Benefit Plan, Cocrystal has made available to RFSP accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Each Benefit Plan (other than any Multiemployer Plan) has been established, administered and maintained in accordance with its material terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be a Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Cocrystal to a penalty under Section 502 of ERISA or to a Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           Neither Cocrystal nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by Cocrystal or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)           Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on  Cocrystal or any of its Affiliates from amending or terminating any Benefit Plan. Cocrystal has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Cocrystal nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)           There is no pending or, to Cocrystal’s knowledge, threatened in writing Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           There has been no amendment to, announcement by Cocrystal relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Cocrystal has no commitment or obligation and has not made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k)           Each individual who is classified by Cocrystal as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Cocrystal to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Cocrystal to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.21           Employment Matters.

(a)           Schedule 4.21 contains a list of all persons who are employees, independent contractors or consultants of Cocrystal as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 4.21, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of Cocrystal for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Cocrystal Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of Cocrystal with respect to any compensation, commissions or bonuses.

(b)           Cocrystal is not a party to, bound by, or negotiating any collective bargaining agreement or other Union Contract, and there is not any Union representing or purporting to represent any employee of Cocrystal, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Cocrystal or any of its employees. Cocrystal has no duty to bargain with any Union.

(c)           Cocrystal is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no Actions against Cocrystal pending, or to its  knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Cocrystal, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

4.22           Taxes.  Except as set forth in Schedule 4.22:

(a)           All material Tax Returns required to be filed on or before the Closing Date by Cocrystal have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Cocrystal (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Cocrystal has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           No Claim has been received by Cocrystal from any taxing authority in any jurisdiction where Cocrystal does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Cocrystal.

(e)           The amount of Cocrystal’s Liability for unpaid Taxes for all periods ending on or before December 31, 2013 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Cocrystal’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Cocrystal (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Schedule 4.22 sets forth:

(i)           the taxable years of Cocrystal as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)           those years for which examinations by the taxing authorities have been completed; and

(iii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies asserted, or assessments made, against Cocrystal as a result of any examinations by any taxing authority have been fully paid.

(h)           Cocrystal is not a party to any Action by any taxing authority. There are no pending or threatened in writing Actions by any taxing authority.

(i)           Cocrystal has delivered to RFSP copies of all federal, state, local and foreign income, franchise and similar income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Cocrystal for all tax periods ending after December 31, 2012.

(j)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Cocrystal.

(k)           Cocrystal is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l)           Cocrystal is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. For the purposes of this Section 4.22(l), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by Cocrystal and (ii) commercially reasonable agreements not primarily related to Taxes for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business.

(m)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Cocrystal.

(n)           Cocrystal has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Cocrystal has no Liability for Taxes of any Person (other than Cocrystal) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or otherwise by operation of law.

(o)           Cocrystal has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Cocrystal has not taken any action that could defer a Liability for Taxes of Cocrystal from any pre-closing tax period to any post-closing tax period.

(p)           Cocrystal is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Cocrystal is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)           Cocrystal has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)           Cocrystal is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Cocrystal under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)           Schedule 4.22 sets forth all foreign jurisdictions in which Cocrystal is subject to Tax, is engaged in business or has a permanent establishment. Cocrystal has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Cocrystal has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)           None of the assets of Cocrystal is property that Cocrystal is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

4.23           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cocrystal.

4.24           Foreign Corrupt Practices Act.   In connection with its business, Cocrystal and its Affiliates have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.25           SEC Filings.  Since July 7, 2011, Cocrystal has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after July 7, 2011 are referred to herein as the “SEC Reports”).  All of the SEC Reports complied as to form, when filed, in all material respects with the Securities Act and the Securities Exchange Act.  Accurate and complete copies of the SEC reports have been made available (including via EDGAR) to RFSP.  As of their respective dates, the SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Cocrystal has responded to all comment letters of the staff of the SEC relating to SEC Reports, and the SEC has not advised Cocrystal that any final responses are inadequate, insufficient or otherwise non-responsive. Cocrystal has made available to RFSP true, correct and complete copies of all correspondence between the SEC, on the one hand, and Cocrystal and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of Cocrystal. To Cocrystal’s knowledge, none of its SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Cocrystal is in material compliance with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under or pursuant to such Act. Except to the extent  amended by Cocrystal, each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Cocrystal was accompanied by the certifications required to be filed or submitted by Cocrystal’s principal executive officer and/or financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

4.26           Full Disclosure. No representation or warranty by Cocrystal in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate to be furnished to RFSP pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.27           Parent, Cocrystal Merger Sub and RFS Merger Sub. Each of Parent, Cocrystal Merger Sub and RFS Merger Sub was organized on November 21, 2014, has conducted no business and has no material assets or Liabilities except RFS Merger Sub owns the Parent Series A required to be delivered to RFSP Members pursuant to this Agreement, and each has obligations under and contemplated by this Agreement.

4.28           Organization and Qualification of Parent, Cocrystal Merger Sub and RFS Merger Sub. Each of Parent and Cocrystal Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, RFS Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each entity has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Parent has been, or will promptly following the Effective Time, be qualified to do business in the State of Washington.

4.29           No Conflicts; Consents. The execution, delivery and performance by each of Parent, Cocrystal Merger Sub and RFS Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, Bylaws or other organizational documents of each of Parent, Cocrystal Merger Sub and RFS Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Authority applicable to such Party; or (c) require the consent, notice or other action by any Person under any Contract to which each of Parent, Cocrystal Merger Sub and RFS Merger Sub is a party. No consent, approval, permit, Governmental Authority, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each of Parent, Cocrystal Merger Sub and RFS Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

 4.30           Power and Authority of Parent, Cocrystal Merger Sub and RFS Merger Sub.  Each of Parent, Cocrystal Merger Sub and RFS Merger Sub has the requisite power, authority and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent, Cocrystal Merger Sub and RFS Merger Sub and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

                4.31           Obligations to Related Parties.  Except as provided on Schedule 4.31, there are no obligations of Cocrystal to officers, directors, stockholders, or employees of Cocrystal other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Cocrystal and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Cocrystal).  None of the officers, directors or, to the best of Cocrystal’s knowledge, key employees or stockholders of Cocrystal or any members of their immediate families, is indebted to Cocrystal or has any direct or indirect ownership interest in any firm or corporation with which Cocrystal is affiliated or with which Cocrystal has a business relationship, or any firm or corporation that competes with RFSP, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with Cocrystal and (ii) investments by venture capital funds with which directors of Cocrystal may be affiliated and service as a board member of a company in connection therewith due to a person’s affiliation with a venture capital fund or similar institutional investor in such company.  No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with Cocrystal (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Cocrystal).

ARTICLE V
COVENANTS

5.1           Indemnification.

(a)           Indemnification by  RFSP Members. Subject to Section 5.3, in the event that RFSP breaches any of its  representations, warranties, and covenants contained in the Agreement or in any certificate or affidavit delivered by RFSP pursuant to this Agreement at or prior to the Closing, and, provided that Parent makes a written claim for indemnification against RFSP prior to the General Expiration Date (as defined in Section 5.3(d) (pursuant to this Section 5.1(a) in the case of a direct claim by Parent against RFSP or, pursuant to Section 5.2 below in the case of a third party claim), then the RFSP Members agree as a condition of receiving delivery of the Parent Series A to indemnify Parent and Cocrystal from and against the entirety of any Adverse Consequences Parent may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach by RFSP.

(b)           Indemnification by Parent and Cocrystal.  Subject to Section 5.3, in the event Cocrystal or Parent breaches any of their representations, warranties, and covenants contained in the Agreement or in any certificate or affidavit delivered by Cocrystal or Parent at or prior to the Closing pursuant to this Agreement, and, provided that any RFSP Member makes a written claim for indemnification against Cocrystal or Parent prior to the General Expiration Date (pursuant to this Section 5.1(b) in the case of a direct claim by RFSP against Cocrystal or Parent or pursuant to Section 5.2 below in the case of a third party claim), then Parent and Cocrystal agree to indemnify the Members of RFSP  from and against the entirety of any Adverse Consequences the Members may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the breach by Cocrystal or Parent.

       (c)           Parent shall enter into indemnification agreements with each officer and director of RFSP in the form annexed as Exhibit D. Each of Parent and Cocrystal agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing now existing in favor of the current or former directors, officers or employees of Cocrystal as provided in the Cocrystal organizational documents or in indemnification agreements shall survive the Closing, and Parent shall continue the same in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

       (e)           Parent shall (and Cocrystal shall cause Parent to) obtain, on behalf of RFSP a “tail” insurance policy to become effective at the Effective Time with a claims period of six years following the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by RFSP’s directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Existing D&O Policy”) for acts or omissions occurring prior to the Effective Time, including in connection with the approval of this Agreement and the Merger, and such insurance policy shall be on terms at least as favorable to RFSP and the beneficiaries of the Existing D&O Policy as those of RFSP’s Existing D&O Policy.

       (f)           In the event Parent, Cocrystal, RFSP, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Cocrystal or RFSP shall assume the obligations set forth in this Section 5.1.

       (g)           This Section 5.1 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties (which for the purpose of this Section 5.1 includes the Parties and, where applicable, the Members) and shall be binding on all successors and assigns of  Parent, Cocrystal and RFSP.  This Section 5.1 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors and heirs) or terminated without the consent of each of the Indemnified Parties (including the Members and their successors and heirs) affected thereby.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Article 5.  Parent or RFSP, as applicable, shall pay (or cause any of its Subsidiaries to pay) all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Article 5.  The provisions of Article 5 shall survive the consummation of the Mergers.

5.2.           Third Party Claims; Procedure.

(a)           Promptly (and in any event within five days after the service of any summons or other document) after acquiring knowledge of any third party Claim for which one or more of the Parties (the “Indemnified Party”) may seek indemnification against other Parties (the “Indemnifying Party”) pursuant to this Article 5, the Indemnified Party shall give written notice thereof to the Indemnifying Party.  Failure to provide notice shall not relieve the Indemnifying Party of its obligations under this Section 5.2, except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim or otherwise respond to the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the Claim; otherwise, the Indemnified Party shall have no right to settle or compromise any Claim.  The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of monetary damages only.

(b)           Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article 5, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

(c)           In the event that the Claim is asserted by one of the Parties to this Agreement either based on a direct Claim by a Party or a third party Claim, the procedure set forth in this Section 5.2(c) shall control. The Cocrystal Designees or the RFSP Designees (or their successors), as those terms are defined herein, may initiate an arbitration proceeding (pursuant to Section 7.12) on behalf of Parent or the RFSP Members, as the case may be, alleging a breach of this Agreement and seeking to reduce or increase the Merger Consideration as a result of the breach, pursuant to and subject to Section 5.3. Such arbitration proceeding shall be pursuant to the terms and procedures as set forth below in Section 7.12.

        (d)     For purposes of this Agreement the Cocrystal Designee shall be authorized to provide notices on behalf of Parent and Cocrystal following the Closing and the RFSP Designees shall be authorized to provide notices on behalf of RFSP.

5.3.  Limitations on Indemnification.

        (a)    Notwithstanding anything to the contrary contained herein, except as provided in this Section 5.3, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any Claim or Claims specified in this Article 5 unless the Claim, or the aggregate amount of all Claims made by the Indemnified Party hereunder, equals or exceeds $100,000 (in which case all of such Claim or Claims back to the first dollar will be recoverable).

        (b)    Subject to Section 5.3(c), the total amount of indemnification payments that: (i)  the Members can receive pursuant to Section 5.1(b) resulting from breaches of representations and warranties of Parent and/or Cocrystal shall be limited to issuance of 26,000,000 shares of Parent Common Stock; and (ii) Parent can receive pursuant to Section 5.1(a) resulting from breaches of representations and warranties of RFSP shall be limited to 26,000,000 shares of Parent Common Stock, (or the equivalent number of shares of Parent Series A prior to conversion).  For the avoidance of doubt, any action seeking indemnification by Members pursuant to Article V may be initiated by or on behalf of Members holding at least a majority of the shares of Parent Series A held by all Members; and provided, further, if the Parent Series A has been converted or  otherwise reclassified to Parent Common Stock or any other securities, by or on behalf of Members holding at least a majority of the shares of Common Stock or such other securities held by all Members. Any recovery on the account of any indemnification including the additional shares of Parent Common Stock issued or issuable hereunder shall be applied and allocated ratably to all Members based on their proportional ownership interest in the Merger Consideration initially issued to the Members.

    (c)    The limitation set forth in Section 5.3 (b) above shall not apply to:  (i) inaccuracies in or breaches of any of the Specified Representations; or (ii) in the case of common law fraud.  “Specified Representations” shall mean the representations and warranties set forth in Sections 3.1, 3.3, 4.1 and 4.3.

    (d)    (i) Subject to Sections 5.3(d)(ii), the parties agree that the right of each Indemnified Party to make Claims pursuant to Sections 5.1(a) and 5.1(b)  shall survive the Closing until 11:59 p.m. on the date that is nine months following the Closing Date (the “General Expiration Date”); provided, however, that if, at any time prior to the General Expiration Date, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a Claim for recovery under Section 5.1(a) or 5.1(b), then the Claim asserted in such notice shall survive the General Expiration Date until such time as such Claim is fully and finally resolved; (ii) notwithstanding anything to the contrary in Section 5.3(d)(i), the parties agree that the right of each Indemnified Party to make Claims pursuant to Sections 5.1(a) and 5.1(b) with respect to the Special Representations or a claim to common law fraud shall survive the Closing until the expiration of the statute of limitation applicable to the subject matter thereof and Claims with respect to the Tax representations made by RFSP, Cocrystal and Parent, pursuant to the provisions of Sections 3.21 and 4.22, respectively, shall survive the Closing for a period of 90 days following the expiration of the applicable statute of limitations period; provided, however, that if, at any time prior to the expiration of such applicable statute of limitations, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a Claim for recovery under Section 5.1(a) or 5.1(b) with respect to the Specified Representations, then the Claim asserted in such notice with respect to the Specified Representations shall survive such expiration time until such time as such Claim is fully and finally resolved

    (e)     The parties agree that the indemnification right set forth in this Agreement shall be the parties sole and exclusive remedy with respect to the transactions contemplated by this Agreement, except for specific performance or other equitable remedy. The sole remedy of the Indemnified Parties pursuant to this Agreement shall be in the form of shares of Parent Series A or Common Stock, subject to the caps and other limitations set forth in this Agreement.  Notwithstanding anything to the contrary in this Agreement or otherwise  (i) recourse against any Member pursuant to this Article 5 shall not exceed such Member’s ‘prorata’ portion of the maximum shares referenced in Section 5.3(b), as such ‘prorata’ is determined based on such Member’s proportional ownership interest of the Merger Consideration received by all Members, and (ii) in no event shall a Member be held accountable or have any indemnification obligations on the account of any fraud committed by RFSP or any other Member unless such Member had actual knowledge that such fraud was being committed.

    (f)     For purposes of determining the number of shares to be delivered pursuant to the indemnification obligations, the value of each share of Parent Series A or Common Stock shall equal the “Redemption Price” set forth in the Certificate of Designation for the Series A attached hereto as Exhibit B, adjusted to give effect to the conversion.

    (g)     In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock) or subdivision with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, any other dividend or distribution with respect to the Cocrystal Common Stock or the Parent Common Stock (or if a record date with respect to any of the foregoing should occur), after the date of this Agreement, appropriate and proportionate adjustments shall be made to the number of shares of Parent Common Stock issuable for indemnification purposes pursuant to this Agreement.

 5.4           Reserved.

                5.5           Option Grants.  Prior to the Closing Date,  Parent shall assume the Plan and will grant equity-based awards, to the extent permissible by applicable Law, under the terms of the Plan in accordance with Schedule 5.5, which provides a list of each individual and the number of Parent options each shall receive, the vesting schedule, and the per share exercise price and the expiration date. Parent shall take all actions in furtherance of this Section 5.5 as RFSP may reasonably request. A copy of the Plan is annexed as Exhibit E.

5.6           Tax Treatment.  Each Party shall use its commercially reasonable efforts to cause the Merger to qualify either as a transaction described in Section 351 of the Code or as a reorganization within the meaning of Section 351 or Section 368(a) of the Code.

              5.7           Employee Benefit Matters. Prior to and as of the Effective Time, Parent shall enter into a Consulting Agreement with Dr. Raymond Schinazi and a Severance Agreement with each other RFSP employee listed on Schedule 5.7, in the forms agreed between Parent and each such Person on or before the date hereof (the “Severance Agreements”).  Parent shall continue to maintain in effect the RFSP’s health, life insurance and other benefit plans following the Effective Time.  At such time, if any, as Parent’s Board of Directors determines to include RFSP employees in Parent’s health, life insurance and other benefit plans, the RFSP employees shall receive full credit for prior years of service with RFSP and shall not be subject to any preexisting conditions~~,~~ exclusions or limitations.  The RFSP employees shall receive parity with Cocrystal employees with respect to eligibility to participate in all Cocrystal employee Benefit Plans, programs and policies.

5.8           Representation on Cocrystal Board and Parent Board.  Parent and Cocrystal shall each take such action as may be necessary to (i) cause its existing directors to resign except for three Cocrystal Designees as set forth on Schedule 5.8 (the “Cocrystal Designee”), (ii) appoint three RFSP Designees that are set forth on Schedule 5.8 (the “RFSP Designee”), and (iii) appoint one independent outside director, which seat shall initially be vacant, such director to be mutually agreed upon at a later date by at least a majority of the six Designee directors. Raymond Schinazi and Gary Wilcox shall be appointed Co-Chairman of the Board of Directors.  The initial six of the seven directors at the Effective Time shall be listed on Schedule 5.8.

5.9           Stockholders Rights Agreement. Prior to the Effective Time, the individuals listed on Schedule 5.9 shall execute and deliver the Stockholders Agreement in the form of Exhibit F attached hereto.

5.10           Charter Amendment/Shareholder Approval.  On or before January 9, 2015, Parent shall in accordance with the DGCL, its Certificate of Incorporation and Bylaws, (i) file a preliminary Proxy Statement with the SEC to amend its Certificate of Incorporation to effect the Capital Increase as contemplated pursuant to the Parent Series A Certificate of Designation and to otherwise allow for full conversion of all shares of Parent Series A and Parent Series B Preferred Stock into Parent Common Stock or such higher number of shares as the Parent  Board shall agree to, and (ii) upon clearance from the Staff of the SEC, convene a meeting of its stockholders and solicit proxies for such proposals.

5.11           Confidentiality. From and after the Closing, the Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Cocrystal and RFSP, except to the extent that any Party can show that such information (a) is generally available to and known by the public through no fault of the other Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by any Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE VI
CLOSING DELIVERIES

       6.1           Procedures.  At the Closing:

(a)   The Certificate of Designation for the Series A shall have been filed and in full force and effect at the Effective Time with, evidence thereof provided to RFSP.

(b)  Parent and RFSP shall have received executed counterparts of the Stockholders Agreement from the significant holders of RFSP units and significant holders of securities in Cocrystal, as listed on Schedule 5.9, in the form of the Agreement set forth on Exhibit F.

ARTICLE VII
MISCELLANEOUS

7.1           Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Parties at any time prior to the Effective Time.

7.2           Waiver of Compliance; Consents.  Any failure of Parent, Cocrystal, or Cocrystal Merger Sub, on the one hand, or RFSP, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by: (a) RFSP (prior to Closing) or the RFSP Designees (following Closing) with respect to any failure by Parent, Cocrystal, Cocrystal Merger Sub or  RFS Merger Sub or (b) Parent (prior to Closing) or the Cocrystal Designees (following the Closing) with respect to any failure by RFSP, respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

7.3           Survival; Investigations.  The respective representations and warranties of the Parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto and shall survive the Effective Time for a period of nine months (except where this Agreement specifically provides for a longer period in Article V), unless prior to expiration of such period, a Party (or a Member) provides notice of its intent to initiate an arbitration proceeding under Section 5.2(c) and initiates such proceeding within 90 days after giving notice (such arbitration to be pursuant to the terms and procedures set forth in Section 7.12).

7.4           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

To Parent, Cocrystal, Cocrystal Merger Sub
and  RFS Merger Sub:                                         Cocrystal Pharma, Inc.
19805 N. Creek Parkway
Bothell, WA  98011
Attention: Gary Wilcox
Email:  Glwilcox2@hotmail.com

with a copy to:                                                      Nason, Yeager, Gerson, White & Lioce, P.A.
1645 Palm Beach Lakes Blvd., Ste. 1200
West Palm Beach, FL  33401
Attention:  Michael D. Harris
Email:  mharris@nasonyeager.com

To RFSP:                                                               RFS Pharma, LLC.
1860 Montreal Road
Tucker, GA  30084
Attention: Raymond F. Schinazi
Email:  rayschinazi@rfspharma.com

with a copy to                                                       Cooley LLP
Frank Rahmani, Esq.
3175 Hanover Street
Palo Alto, CA 94304-1130
Rahmaniff@cooley.com

or to such other address as any of them, by notice to the other may designate from time to time.  Time shall be counted to, or from, as the case may be, the date of delivery.

7.5           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

7.6           Governing Law.  This Agreement and all Actions arising out of or in connection with this Agreement, including any Actions alleging any Party committed any tort, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other state.

7.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8           Severability.  In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the Parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such final determination shall have been made.

7.9           Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.  The word “including” shall be deemed to mean “including without limitation.”

7.10           Entire Agreement.  This Agreement and the Disclosure Schedules, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

7.11           Rules of Construction.  Each Party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the Party drafting the Agreement.

7.12           Dispute Resolution. Each Party to this Agreement irrevocably agrees that any legal action or proceeding arising out of or relating to this agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined only pursuant to binding arbitration in Delaware in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect.  Arbitration will be conducted by one arbitrator, mutually selected by the Parties; provided, however, that if the Parties fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect.  The arbitrator may take into account interest and a Party’s efforts to mitigate losses in calculating any liability.  The Parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 30 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing.  The Parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing.  The final decision of the arbitrator shall be furnished to the parties in writing, shall constitute a conclusive determination of the issues in question, binding upon the Parties and shall not be contested by any of them.  If a Party is determined by the arbitrator to be the substantially prevailing Party, then the aggregate dollar amount of the arbitrator’s award to such prevailing Party shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of such prevailing Party, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses).

 [Signature Page Follows]

           IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

COCRYSTAL PHARMA, INC.

By:          /s/ Gary Wilcox
Gary Wilcox, Chief Executive Officer

COCRYSTAL HOLDINGS, INC.

By:          /s/ Gary Wilcox
Gary Wilcox, Chief Executive Officer

COCRYSTAL MERGER SUB, INC.

By:          /s/ Gary Wilcox
Gary Wilcox, Chief Executive Officer

RFS MERGER SUB, INC.

By:          /s/ Gary Wilcox
Gary Wilcox, Chief Executive Officer

RFSP PHARMA, LLC.

By:          /s/ Raymond Schinazi
Raymond F. Schinazi, Manager